UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: December 19, 2017

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) New Employment Agreement for Justin Hall, Senior Vice President, General Counsel

On December 19, 2017, NovaBay Pharmaceuticals, Inc. (the “Company”) and Mr. Justin Hall, the Company’s Senior Vice President, General Counsel, executed a new employment agreement in connection with the expiration of Mr. Hall’s current employment agreement dated as of December 29, 2015, which expires on December 31, 2017.

Mr. Hall’s new employment agreement provides for a term commencing on January 1, 2018 and ending on December 31, 2019. Mr. Hall’s employment agreement provides for an annual base salary of two hundred sixty thousand dollars ($260,000) (the “Base Salary”), subject to at least annual review. Mr. Hall’s salary may be adjusted by action of the Board of Directors (the “Board”), based on Mr. Hall’s performance, the financial performance of the Company and the compensation paid to a general counsel in comparable positions. Such adjustments shall not reduce Mr. Hall’s then-current annual base salary unless he provides written consent.

In addition, Mr. Hall shall be eligible for any bonus plan that is deemed appropriate by the Board. The bonus amount shall be determined by the Board, in its sole discretion, based upon, among others, the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Mr. Hall as set by Mr. Hall and the Company’s President and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of Mr. Hall by the Company’s President and/or the Board; (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2½) months following the end of the year for which the bonus was earned. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the annual bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s 2017 Omnibus Incentive Plan, and shall be fully vested upon payment.

In the event the Company terminates Mr. Hall for cause (as defined in the employment agreement), he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date. In the event the Company terminates Mr. Hall without cause (including death, disability or for constructive termination) (each as defined in the employment agreement) which is not in connection with a change of control, he shall be entitled to an amount equal to Mr. Hall’s annualized Base Salary in effect on the date of separation from service plus the full target annual bonus percentage for the current fiscal year (the “GC Severance Amount”). The GC Severance Amount will be paid in twelve (12) equal consecutive monthly installments at the monthly Base Salary rate in effect at the time of Mr. Hall’s termination, with such installments commencing within sixty (60) days following Mr. Hall’s separation from service. The GC Severance Amount shall be in addition to Mr. Hall’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company.

In the event the Company terminates Mr. Hall without cause in connection with a change of control (as defined in the employment agreement), he shall be entitled to a Change of Control Severance (the “CoC Severance Amount”) in place of the GC Severance Amount described above. The CoC Severance Amount shall be: (i) an amount equal to twice Mr. Hall’s Base Salary and (ii) an amount equal to the cash portion of Mr. Hall’s target Annual Bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at one hundred percent (100%) of budget or plan) multiplied by one hundred fifty percent (150%). For a period of eighteen (18) months, Mr. Hall may elect coverage for, and the Company shall reimburse Mr. Hall for, the amount of his premium payments for group health coverage, if any, elected by Mr. Hall pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that Mr. Hall shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums.

Moreover, all options held by Mr. Hall will be subject to full accelerated vesting on the date of termination without cause, in both the standard Severance Amount and the CoC Severance Amount, and the exercise period shall be extended to three (3) years from the date of termination. In order to terminate Mr. Hall for cause (or for Mr. Hall to resign for constructive termination), the acting party shall give notice to the other party specifying the reason for termination and providing a period of thirty (30) days to cure the reason specified. If there is no cure within thirty (30) days or the notified party earlier refuses to effect the cure, the termination shall then be deemed effective.

The foregoing description of the employment agreement with Mr. Hall does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Mr. Justin Hall, dated December 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Mark M. Sieczkarek
Mark M. Sieczkarek
Chief Executive Officer, Chairman of the Board and President

Dated: December 20, 2017